SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
SMART SAND, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Smart Sand, Inc.
Annual Meeting of Stockholders
June 2, 2020
Supplement No. 1 to Definitive Proxy Statement dated April 10, 2020
Smart Sand, Inc. (the “Company”) is filing this Supplement No. 1 (this “Supplement”) dated April 14, 2020 to its proxy statement dated April 10, 2020 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Stockholders to be held on June 2, 2020, solely to correct typographical errors to the number of shares set forth in Sections 4.1 and 4.2 of the Smart Sand, Inc. Amended and Restated Omnibus Incentive Plan attached as Annex A to the Proxy Statement. As corrected, Sections 4.1 and 4.2 of Annex A provide as follows:
4.1 Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.5 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be the sum of:
(a) ~~3,911,456~~ 5,999,513 shares; and
(b) the number of shares of Common Stock subject to Incentive Awards outstanding under the Prior Plans as of the Initial Effective Date but only to the extent that such outstanding Incentive Awards are forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock.
4.2. Restrictions on Incentive Stock Options.  Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.5 of this Plan, the maximum number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options under this Plan will be ~~3,911,456~~ 5,999,513 shares.
This Supplement should be read in conjunction with the Proxy Statement. Except as specifically corrected by this Supplement, all information in the Proxy Statement remains unchanged.